Exhibit 99.1

Contact:	Thomas J. Sargeant Chief Financial Officer AvalonBay Communities, Inc. 703-317-4635
For Immediate News Release
July 30, 2008
AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2008 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended June 30, 2008 was $125,159,000. This resulted in Earnings per Share — diluted (“EPS”) of $1.61 for the quarter ended June 30, 2008, compared to $0.61 for the comparable period of 2007, a per share increase of 163.9%. For the six months ended June 30, 2008, EPS was $2.21 compared to $1.16 for the comparable period of 2007, a per share increase of 90.5%. These increases are primarily attributable to gains from the sale of communities and growth in income from existing and newly developed communities in 2008.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended June 30, 2008 was $97,852,000, or $1.26 per share, compared to $94,041,000, or $1.17 per share, for the comparable period of 2007. FFO per share increased 7.7%, due primarily to year over year increases in community operating performance.
FFO per share for the six months ended June 30, 2008 increased by 9.6% to $2.50 from $2.28 for the comparable period of 2007. FFO per share for the six months ended June 30, 2007 includes $0.01 related to the sale of a land parcel. Adjusting for this land sale, FFO per share increased 10.1%, driven primarily by year-over-year increases in community operating performance.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said “In a challenging economic and capital markets environment, AVB performed well with solid portfolio performance and FFO growth of approximately 8% for the quarter. The strength of our balance sheet and the quality of our portfolio allowed us to raise $1 billion this year, better preparing us to address both future risks and opportunities. Continued solid performance allows us to raise our full year 2008 FFO guidance by $0.03 to a new range of $5.00 to $5.15.”
Operating Results for the Quarter Ended June 30, 2008 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $18,276,000, or 9.0% to $221,816,000. For Established Communities, rental revenue increased 3.7%, comprised of an increase in Average Rental Rates of 3.3% and an increase in Economic Occupancy of 0.4%. As a result, total revenue for Established Communities increased $5,321,000 to $151,795,000. Operating expenses for Established Communities decreased $233,000, or 0.5% to $46,488,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $5,554,000, or 5.6%, to $105,307,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the second quarter of 2007 to the second quarter of 2008:

2Q 08 Compared to 2Q 07

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
New England	3.0%	(2.3%)	5.5%	20.8%
Metro NY/NJ	2.6%	2.1%	2.8%	25.1%
Mid-Atlantic/Midwest	3.3%	(2.6%)	6.8%	17.0%
Pacific NW	6.1%	(0.8%)	8.9%	4.7%
No. California	6.7%	(0.9%)	9.6%	22.0%
So. California	1.8%	4.5%	0.8%	10.4%

Total	3.7%	(0.5%)	5.6%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.

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Cash concessions are recognized in accordance with generally accepted accounting principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

2Q 08
vs 2Q 07
Rental Revenue Change with Concessions on a GAAP Basis	3.7%

Rental Revenue Change with Concessions on a Cash Basis	3.6%

Operating Results for the Six Months Ended June 30, 2008 Compared to the Prior Year
For the Company, including discontinued operations, total revenue increased by $37,757,000, or 9.4% to $438,003,000. For Established Communities, rental revenue increased 4.0%, comprised of an increase in Average Rental Rates of 3.7% and an increase in Economic Occupancy of 0.3%. As a result, total revenue for Established Communities increased $11,513,000 to $301,750,000, and operating expenses for Established Communities increased $1,685,000 or 1.8% to $94,130,000. Accordingly, NOI for Established Communities increased by $9,828,000 or 5.0% to $207,620,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2008 as compared to the six months ended June 30, 2007:

YTD 2008 Compared to YTD 2007

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
New England	3.3%	2.2%	3.4%	20.3%
Metro NY/NJ	2.9%	4.5%	2.2%	24.7%
Mid-Atlantic/Midwest	3.2%	(0.4%)	5.3%	17.2%
Pacific NW	7.0%	(0.3%)	10.0%	4.6%
No. California	7.3%	(0.8%)	10.3%	22.5%
So. California	2.5%	5.8%	1.3%	10.7%

Total	4.0%	1.8%	5.0%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Development and Redevelopment Activity
The Company completed the development of three communities during the second quarter of 2008:
•	Avalon Riverview North, located in New York, NY, is a high-rise community containing 602 apartment homes that was completed for a Total Capital Cost of $174,400,000;

•	Avalon on the Sound East, located in New Rochelle, NY, is a high-rise community containing 588 apartment homes that was completed for a Total Capital Cost of $180,500,000; and

•	Avalon at Dublin Station I, located in Dublin, CA, is a garden-style community containing 305 apartment homes that was completed for a Total Capital Cost of $85,600,000.
The Company commenced the development of Avalon Blue Hills during the second quarter of 2008. Avalon Blue Hills, located in Randolph, MA, will contain 276 apartment homes for an estimated Total Capital Cost of $46,600,000.
The Company commenced the redevelopment of three communities in the second quarter of 2008: Avalon Mountain View, located in Mountain View, CA and both phases of Avalon Symphony Woods, located in Columbia, MD. These three communities contain an aggregate of 640 apartment homes and will be completed for an estimated Total Capital Cost of $18,800,000, excluding costs incurred prior to the start of redevelopment.
Disposition Activity
During the second quarter of 2008, the Company sold four communities: Avalon Haven, located in North Haven, CT, Avalon at West Grove, located in Westmont, IL and both phases of Avalon at Foxchase, located in San Jose, CA. These four communities contain an aggregate of 924 apartment homes and were sold for an aggregate sales price of $153,650,000, a portion of which was used to repay outstanding debt related to these dispositions in the amount of $26,400,000. These dispositions resulted in a gain in accordance with GAAP of approximately $74,139,000 and an Economic Gain of approximately $70,329,000. Including the disposition of Avalon Redmond by the Fund, as discussed below, the weighted average Initial Year Market Cap Rate for these five communities was 4.9% and the Unleveraged IRR over an approximate nine-year holding period was 15.2%.
In July 2008, the Company sold two communities, Avalon Landing, located in Annapolis, MD, and Avalon Walk, located in Hamden, CT. These two communities contain 922 apartment homes and were sold for an aggregate sales price of $149,750,000. The weighted average Initial Year Market Cap Rate for these two communities was 5.5%, and the Unleveraged IRR over an approximate 14-year holding period was 15.0%.
Investment Management Fund Activity
AvalonBay Value Added Fund, L.P. (the “Fund”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

During the second quarter of 2008, the Company completed the redevelopment of Avalon Paseo Place, located in Fremont, CA on behalf of the Fund. This community contains 134 apartment homes and was completed for a Total Capital Cost of $5,200,000, excluding costs incurred prior to the start of redevelopment.
In June 2008, the Fund sold Avalon Redmond, located in Redmond, WA. Avalon Redmond contains 400 apartment homes and was sold for a sales price of $81,250,000 resulting in a gain in accordance with GAAP of $25,417,000. The Company’s share of the gain in accordance with GAAP was approximately $3,483,000 and its share of the Economic Gain was approximately $2,800,000.
Financing, Liquidity and Balance Sheet Statistics
As of June 30, 2008, the Company had no amounts outstanding under its $1,000,000,000 unsecured credit facility. At June 30, 2008, the Company had $114,329,000 in unrestricted cash and cash in escrow. The cash in escrow is available for development activity. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 32.9% at June 30, 2008. Unencumbered NOI for the six months ended June 30, 2008 was 78.3% and Interest Coverage for the second quarter of 2008 was 4.0 times.
New Financing Activity
In May 2008, the Company entered into a $330,000,000 variable rate, unsecured term loan comprised of three tranches, each representing approximately one third of the borrowing, bearing interest at LIBOR plus a spread of 1.25%. One tranche matures in each of the next three years, with the final tranche maturing in January 2011.
Also during the second quarter of 2008, the Company executed two separate seven-year, interest only mortgage loans for an aggregate borrowing of approximately $260,600,000 at a weighted average effective interest rate of approximately 5.58%. One mortgage loan for approximately $110,600,000 is secured by Avalon Crescent, located in McLean, VA. The second mortgage loan for approximately $150,000,000 is secured by Avalon Silicon Valley, located in Sunnyvale, CA.
Debt Repayment Activity
In April 2008, the Company repurchased $10,000,000 of its $150,000,000, 7.5% unsecured notes that mature in August 2009. The notes were repurchased for $10,287,500. The Company has included the excess cost paid over par, as well as the proportionate share of unamortized deferred financing costs for the notes repurchased, as a charge to earnings in the second quarter of 2008.
In June 2008, the Company repaid two loans secured by Avalon Knoll located in Germantown, MD and Avalon Landing located in Annapolis, MD. The aggregate amount of the repayment of the loans was approximately $17,207,000. The loans, which had a weighted average interest rate of 6.83% and an original maturity of June 2026, were repaid early at par. The Company has included the unamortized deferred financing costs related to these borrowings in the amount of $565,000 as a charge to earnings in the second quarter of 2008.
In July 2008, the Company repaid $146,000,000 of unsecured notes with an annual interest rate of 8.25% pursuant to their scheduled maturity.
Also in July 2008, the Company repaid the loan secured by Avalon at Fairway Hills, located in Columbia, MD. The $11,500,000 variable-rate loan, which had an original maturity of June 2026, was repaid early at par.
Third Quarter and Full Year 2008 Financial Outlook
For the third quarter of 2008, the Company expects EPS in the range of $3.36 to $3.42. Based on changes in the Company’s disposition plan, the Company expects EPS for the full year 2008 to be in the range of $7.86 to $8.07.
The Company expects Projected FFO per share in the range of $1.26 to $1.30 for the third quarter of 2008 and Projected FFO per share for the full year 2008 to be between $5.00 and $5.15.
The Company expects to release its third quarter 2008 earnings on November 5, 2008 after the market closes.
The Company expects to hold a conference call on November 6, 2008 at 10:30 AM EST to discuss the third quarter 2008 results.
Other Matters
The Company will hold a conference call on July 31, 2008 at 1:00 PM EDT to review and answer questions about this release, its second quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from July 31, 2008 at 3:30 PM EDT to August 7, 2008 at 11:59 PM EDT, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 46508145.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/pressrelease.
About AvalonBay Communities, Inc.
As of June 30, 2008, the Company owned or held a direct or indirect ownership interest in 180 apartment communities containing 51,118 apartment homes in ten states and the District of Columbia, of which 20 communities were under construction and 10 communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at the following address http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the third quarter and full year 2008. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definition and reconciliation of the following Non-GAAP financial measures.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2008	2007	2008	2007 (1)
Net income	$127,334	$51,052	$175,783	$97,571
Dividends attributable to preferred stock	(2,175)	(2,175)	(4,350)	(4,350)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	50,258	45,080	100,044	89,765
Minority interest, including discontinued operations	57	84	114	172
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(3,483)	—	(3,483)	—
Gain on sale of previously depreciated real estate assets	(74,139)	—	(74,139)	—

FFO attributable to common stockholders	$97,852	$94,041	$193,969	$183,158

Average shares outstanding — diluted	77,578,617	80,647,514	77,484,723	80,283,143
EPS — diluted	$1.61	$0.61	$2.21	$1.16

FFO per common share — diluted	$1.26	$1.17	$2.50	$2.28

(1)	FFO per common share — diluted includes $0.01 for the six months ended June 30, 2007 related to the sale of a land parcel.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2008 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q3 08	$3.36	$3.42
Projected depreciation (real estate related)	0.66	0.68
Projected gain on sale of operating communities	(2.76)	(2.80)

Projected FFO per share (diluted) — Q3 08	$1.26	$1.30

Projected EPS (diluted) — Full Year 2008	$7.86	$8.07
Projected depreciation (real estate related)	2.60	2.64
Projected gain on sale of operating communities	(5.46)	(5.56)

Projected FFO per share (diluted) — Full Year 2008	$5.00	$5.15

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest expense, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2008	2007	2008	2007
Net income	$127,334	$51,052	$175,783	$97,571
Indirect operating expenses, net of corporate income	8,893	7,218	17,350	14,214
Investments and investment management	3,024	2,483	4,743	4,508
Interest expense, net	29,598	21,913	57,258	44,664
General and administrative expense	9,383	6,642	17,503	13,422
Joint venture income and minority interest	(3,695)	653	(3,623)	1,189
Depreciation expense	48,450	41,548	95,203	82,709
Gain on sale of real estate assets	(74,139)	—	(74,139)	(545)
Income from discontinued operations	(3,811)	(4,723)	(7,400)	(8,718)

NOI from continuing operations	$145,037	$126,786	$282,678	$249,014

Established:
New England	$21,233	$20,127	$41,130	$39,765
Metro NY/NJ	25,265	24,581	49,531	48,474
Mid-Atlantic/Midwest	20,250	18,968	39,874	37,868
Pacific NW	3,904	3,585	7,727	7,025
No. California	23,592	21,518	47,189	42,783
So. California	11,063	10,974	22,169	21,877

Total Established	105,307	99,753	207,620	197,792

Other Stabilized	20,449	16,521	40,179	29,776
Development/Redevelopment	19,281	10,512	34,879	21,446

NOI from continuing operations	$145,037	$126,786	$282,678	$249,014

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2007 through June 30, 2008). A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2008	2007	2008	2007
Income from discontinued operations	$3,811	$4,723	$7,400	$8,718
Interest expense, net	546	907	1,076	2,034
Depreciation expense	900	2,824	2,939	5,757

NOI from discontinued operations	$5,257	$8,454	$11,415	$16,509

NOI from assets sold	$1,236	$4,840	$3,454	$9,231
NOI from assets held for sale	4,021	3,614	7,961	7,278

NOI from discontinued operations	$5,257	$8,454	$11,415	$16,509

Copyright © 2008 AvalonBay Communities, Inc. All Rights Reserved

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.
A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2008	2007	2008	2007
Rental revenue (GAAP basis)	$151,718	$146,312	$301,625	$289,916
Concessions amortized	1,378	1,279	2,706	2,592
Concessions granted	(1,944)	(1,671)	(3,077)	(2,976)

Rental revenue (with concessions on a cash basis)	$151,152	$145,920	$301,254	$289,532

% change — GAAP revenue		3.7%		4.0%
% change — cash revenue		3.6%		4.0%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the six months ended June 30, 2008 as well as prior years’ activities is presented on Attachment 13.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.

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EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2008 are as follows (dollars in thousands):

Net income	$127,334
Interest expense, net	29,598
Interest expense (discontinued operations)	546
Depreciation expense	48,450
Depreciation expense (discontinued operations)	900

EBITDA	$206,828

EBITDA from continuing operations	$127,432
EBITDA from discontinued operations	79,396

EBITDA	$206,828

EBITDA from continuing operations	$127,432
Interest expense, net	29,598
Dividends attributable to preferred stock	2,175

Interest charges	31,773

Interest coverage	4.0

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction as presented on Attachment 12, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

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The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of June 30, 2008 is as follows (dollars in thousands):

Total debt	$3,426,215

Common stock	6,869,051
Preferred stock	100,000
Operating partnership units	5,708
Total debt	3,426,215

Total market capitalization	10,400,974

Debt as % of capitalization	32.9%

Because Leverage changes with fluctuations in the Company’s stock price, which occur regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2008, for assets owned at June 30, 2008, is as follows (dollars in thousands):

NOI for Established Communities	$207,620
NOI for Other Stabilized Communities	40,179
NOI for Development/Redevelopment Communities	34,879
NOI for discontinued operations	11,415

Total NOI generated by real estate assets	294,093
NOI on encumbered assets	63,917

NOI on unencumbered assets	230,176

Unencumbered NOI	78.3%

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Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2008, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2007 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

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